LETTER OF INTENT FOR COMMERCIAL EVALUATION PERSONAL & CONFIDENTIAL

May 4, 2018

Vince McMullin TokenPlay

320 Bay Street, Suite 1600

Toronto ON M5H 4A6

Subject: Partnership proposal for a joint commercial trial and evaluation of the Lykuid AI application monitoring tool within TokenPlay’s application environment.

Dear Vince:

This non-binding letter of intent (the “Letter of Intent”) is made by and between Lykuid, Inc. (“Lykuid”) and TokenPlay Inc. (“TokenPlay”, and together with Lykuid, each a “Party” and collectively the “Parties”) and sets forth the general terms and conditions of the Parties’ agreement to evaluate the use and adoption of Lykuid’s AI application monitoring tool within TokenPlay’s application environment for a specified evaluation period (the “Evaluation Period”). The Evaluation Period will begin on or about May 11, 2018 and end May 25, 2018. The Parties agree to evaluate the business, technical, marketing, and customer impacts of a combined commercial solution that integrates the Lykuid application with the Token Play platform with a view to determining the viability of a joint offering to commercialize a combined product. In the even the Parties determine that they wish to proceed with a joint offering, the Parties will endeavor to structure a transaction for a combined commercial solution within a 60 day period following the Evaluation Period (the “Proposed Transaction”). This letter contains non- binding provisions of understanding between Lykuid and TokenPlay. Unless otherwise explicitly stated, it does not impose any legal obligations on either Party.

During the Evaluation Period, the Parties agree as follows:

1.RESPONSIBILITIES OF THE PARTIES.

Lykuid will do each of the following:

Upon receiving sufficient information from TokenPlay, provide TokenPlay a free commercial evaluation of the Lykuid application monitoring tool during the Evaluation Period.

This commercial trial proposal will include evaluation criteria, specified objectives, and milestones that both parties will have agreed to prior to the start of the Evaluation Period.

Lykuid/TokenPlay LOI

DocuSign Envelope ID: EEB1188D-E95A-4469-A098-62C0319F8C70

DocuSign Envelope ID: 4E0B9FA5-C820-46BB-A61D-260A2395B7B6

Provide dedicated technical support throughout the Evaluation Period to ensure the proper functioning of the Lykuid tool so that both parties can properly evaluate Lykuid’s impact on TokenPlay’s application environment.

Work with TokenPlay to develop a joint testing and evaluation plan (The Test Plan) prior to the start of the Evaluation Period.

Provide sufficient training and instruction for TokenPlay to be able to properly use and evaluate the Lykuid monitoring tool.

Provide dedicated marketing and business development support to create a joint go-to-market strategy (the GTM Strategy) and commercial marketing agreement (the Commercial Marketing Agreement) supporting a combined product offering to be completed by the end of the Evaluation Period.

Work with TokenPlay to create a joint evaluation report (the “Evaluation Report”) summarizing the results of the trial which is to be provided to the executive management of both parties.

Present a “best and final” pricing proposal immediately prior to the start of the Evaluation Period for the commercial use of Lykuid’s monitoring tool within TokenPlay’s application environment.

Present a “best and final” pricing proposal immediately following the Evaluation Period for the commercial use of Lykuid’s monitoring tool by TokenPlay’s customers.

Commitment to a joint press statement at the E3 Expo, in Los Angeles on or around June 12-14, announcing any commercial partnership or other agreement reached by the Parties following the successful completion of the Evaluation Period.

TokenPlay will do each of the following:

Provide Lykuid with sufficient information of TokenPlay’s system architecture to ensure a trial configuration and proposal can be completed by Lykuid in a timely manner.

Work with Lykuid to develop the Test Plan prior to the start of the Evaluation Period.

Provide dedicated technical support throughout the Evaluation Period to ensure the proper functioning of the Lykuid monitoring tool so that the Parties can properly evaluate Lykuid’s monitoring tool within TokenPlay’s application environment and achieve the goals and milestones agreed to in the Test Plan.

Commit the resources necessary for TokenPlay to properly use and evaluate the Lykuid monitoring tool during the Evaluation Period.

Provide dedicated marketing and business development support to create the GTM Strategy and Commercial Marketing Agreement supporting a combined commercial offering.

Work with Lykuid to create the Evaluation Report summarizing the results of the trial to be provided to the executive management of both parties.

Commitment to a joint press statement at the E3 Expo, in Los Angeles on or around June 12-14, announcing any commercial partnership or other

Lykuid/TokenPlay LOI

DocuSign Envelope ID: EEB1188D-E95A-4469-A098-62C0319F8C70

DocuSign Envelope ID: 4E0B9FA5-C820-46BB-A61D-260A2395B7B6

agreement reached by the Two Parties following the successful completion of the Evaluation Period.

Upon a successful completion of the Evaluation Period, TokenPlay agrees to be a reference customer for Lykuid, with any quotes, marketing content, and joint appearances to be specified and agreed to in the GTM Strategy.

2.PROPOSED TRANSACTION.

In the event of a positive determination following the Evaluation Period, the parties will assess the possible structures for the Proposed Transaction. Any obligation to consummate the Proposed Transaction under the terms of this Letter of Intent is based entirely on satisfaction of each of the following conditions:

a.Execution of mutually acceptable documents that reflect the Proposed Transaction (the “Final Agreements”).

b.Receipt of all applicable consents, approvals, and authorizations including board, partnership, third party, and regulatory approvals, if any, relating to the Proposed Transaction.

c.Completion by each Party and their respective business, legal, financial, and engineering representatives of a substantial due diligence investigation of all relevant business, legal, financial, engineering, and/or environmental documents, with results satisfactory to such Party.

3.NO PUBLIC DISCLOSURES.

Both Parties will have the right to issue a press release that contains information that the Parties have agreed to the evaluation of possible combined and integrated product that may lead to a potential joint venture. Any public statement by one Party shall be pre- approved by the other Party prior to any dissemination. Other than the aforementioned release, if the law requires any further public disclosure, the disclosing Party must notify the other Party in advance and furnish the other Party with a copy of the anticipated disclosure. Any disclosure not required by law that occurs on or after the closing date must be mutually agreeable to the Parties; provided, however, that nothing in this Section 8 will prevent either Party from communicating information concerning this Letter of Intent to any of its respective affiliates, officers, directors, employees, or professional advisors or to any third parties whose consent is required in connection with the Proposed Transaction contemplated by this Letter of Intent.

The terms in section 3 are further governed by the terms and conditions of a non- disclosure agreement dated April 3, 2018 that the parties have executed (the “NDA”) that provide further restrictions on the privacy and disclosure of items outside of the Proposed Transaction.

Lykuid/TokenPlay LOI

DocuSign Envelope ID: EEB1188D-E95A-4469-A098-62C0319F8C70

DocuSign Envelope ID: 4E0B9FA5-C820-46BB-A61D-260A2395B7B6

4.ACCESS TO INFORMATION.

While this Letter of Intent remains in effect, each Party and its advisors shall have reasonable access to the other Party’s technical, marketing, and business information, and shall receive such technical and marketing data and other information as that Party shall reasonably request. Any information so received shall be kept confidential by the receiving Party in accordance with the NDA. On termination or expiration of this Letter of Intent, each Party shall return promptly any and all printed information received from the other Party in connection with the Proposed Transaction and delete any digital media containing confidential or proprietary information from the other party.

5.EXPENSES.

Unless and until otherwise agreed in writing, each Party shall be responsible for and bear all of its own costs and expenses (including any legal, accounting, broker, advisor, investment banking, or other fees and expenses or prior commitments in respect thereof) incurred in connection with the Evaluation Period and the Proposed Transaction or this Letter of Intent, regardless of whether or not the Proposed Transaction is consummated. Except for breach of any confidentiality provisions hereof, neither Party shall have any liability to the other Party for any liabilities, losses, damages (whether special, incidental, or consequential), costs, or expenses incurred by the Party if negotiations between the Parties are terminated as provided in Section 6 below.

6.NON-BINDING LETTER; WITHDRAWAL.

Each Party hereby reaffirms its intention that this Letter of Intent as a whole is not intended to constitute, and shall not constitute, a legal and binding obligation, contract, or agreement between the Parties (save and except for the confidentiality provisions in Section 3 and 4 which shall survive any termination of this Letter of Intent), and is not intended to be relied on by any Party as constituting such. Accordingly, the Parties agree that either Party to this Letter of Intent may unilaterally withdraw from negotiation or dealing at any time for any or no reason at the withdrawing Party’s sole discretion by notifying the other Party of the withdrawal in writing.

Lykuid/TokenPlay LOI

DocuSign Envelope ID: EEB1188D-E95A-4469-A098-62C0319F8C70

DocuSign Envelope ID: 4E0B9FA5-C820-46BB-A61D-260A2395B7B6

If the foregoing terms and conditions are in form and substance acceptable to you, please so indicate by signing this Letter of Intent in the space provided below and returning it to the attention of the undersigned no later than May 5, 2018. I look forward to working with you to complete the Evaluation Period.

Sincerely,

LYKUID, INC.

By: _ Name: Jack Riedel

Title:

Executive Chairman of the Board

AGREED AND ACCEPTED:

Dated: 5/4/18

TOKENPLAY INC.

By: _                               Name:Vince McMullin

Title:

CTO

By: _ Name: Jon Gill

Title: Chariman/CEO

Lykuid/TokenPlay LOI